Exhibit T3A-120

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 12/02/2013
FILED 12:03 PM 12/02/2013
SRV 131362807 - 3544347 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

NEW AERG, LLC

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware

1. The name of the limited liability company is New AERG, LLC (the "Company").

2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to Illinois Power Resources Generating, LLC.

3. Accordingly, Article 1 of the Certificate of Formation shall, as amended, read as follows:

> "1. The name of the limited liability company is Illinois Power Resources Generating, LLC".

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 2nd day of December, 2013.

NEW AERG, LLC

By: [signature]
Name: Kelly D. Tlachac
Title: Corporate Secretary